Exhibit 5.1

PricewaterhouseCoopers
LLP/s.r.l./s.e.n.c.r.l.
Chartered Accountants
Place de la Cité, Tour Cominar
2640 Laurier Boulevard, Suite 1700
Québec, Quebec
Canada G1V 5C2
Telephone +1 (418) 522 7001
Facsimile +1 (418) 522 5663
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated March 23, 2010 relating to the consolidated financial statements, financial statement schedules, Valuation and Qualifying Accounts and Export Sales, and the effectiveness of internal control over financial reporting as of December 31, 2009, which appears in Æterna Zentaris Inc.’s Annual Report on Form 20-F for the year ended December 31, 2009.
Quebec City, Province of Quebec, Canada
July 15, 2010
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l. and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate legal entity.